


                                                                                                               EXHIBIT 11.2
                                              CONSECO, INC. AND SUBSIDIARIES

                                     COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                                                        (unaudited)


                                                                                                     Three months
                                                                                                         ended
                                                                                                       March 31,
                                                                                                  -------------------
                                                                                                  1997           1996
                                                                                                  ----           ----

      Weighted average primary shares outstanding...........................................   203,620,374    99,367,136
        Incremental common equivalent shares:
           Related to options and employee stock plans .....................................            -      1,127,464
           Related to convertible preferred stock...........................................            -     17,786,396
                                                                                               -----------  ------------

      Weighted average fully diluted  shares outstanding....................................   203,620,374   118,280,996
                                                                                               ===========  ============

      Net income for fully diluted earnings per share.......................................   $99,198,926   $46,348,000
                                                                                               ===========   ===========

      Net income per fully diluted common share.............................................          $.49          $.39
                                                                                                      ====          ====
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Note:   For the quarter  ended March 31,  1997,  the closing  market  price of a share of Conseco  common  stock was lower than the average  market price during the quarter.  Accordingly,  there were no additional  incremental common  equivalent  shares for the purpose of calculating  fully diluted earnings per share.